Exhibit (g)

                               CUSTODIAN AGREEMENT


                                     between


                       IOWA PUBLIC AGENCY INVESTMENT TRUST


                                       and


                   WELLS FARGO BANK IOWA, NATIONAL ASSOCIATION







                       January 1, 2004 - December 31, 2006






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                               CUSTODIAN AGREEMENT

        THIS AGREEMENT is made by and between Iowa Public Agency Investment Trust, an Iowa common law trust, a trust formed pursuant to Iowa Code chapter 28E and sections 331.555 and 384.21 (the "Trust"), and Wells Fargo Bank Iowa, National Association, as Custodian (the "Custodian").

        WITNESSETH:

        WHEREAS, the Trust was established in Iowa by a Joint Powers Agreement and Declaration of Trust duly adopted as of October 1, 1987, pursuant to the Joint Powers Agreement; and

        WHEREAS, the beneficial interest of the Participants under the aforementioned Joint Powers Agreement and Declaration of Trust in the property of each series of the Trust is divided into Units (the "Units"); and

        WHEREAS, the Trust offers a Fixed Term Automated Investment Program; and

        WHEREAS, pursuant to an Administrator Agreement, dated January 1, 2004, Investors Management Group, Ltd. (the "Administrator") has agreed to provide certain administrative services; and

        WHEREAS, pursuant to an Advisor Agreement dated January 1, 2004 (the "Advisor Agreement"), Investors Management Group, Ltd. is advisor (the "Advisor") to the Trust; and

        WHEREAS, the Trust desires to avail itself of the experience, resources, services, and assistance of the Custodian and to have the Custodian undertake the duties and responsibilities set forth, on behalf of the Trustees of the Trust, as provided; and

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        WHEREAS, the Custodian is willing to undertake to render such services on the terms and conditions set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                        ARTICLE I. DELIVERY OF DOCUMENTS

        Section 1.1 DOCUMENTS DELIVERED. The Trust has delivered to the Custodian properly certified or authenticated copies of each of the following documents presently in effect and will deliver all future amendments and supplements, if any:

        (A) Amended Joint Powers Agreement and Declaration of Trust, dated as of October 1, 1987 as amended August 1, 1988 and May 1, 1993 the ("Declaration");

        (B) Restated Bylaws of the Trust (the "Bylaws");

        (C) Certified resolutions of the Trustees of the Trust authorizing the appointment of Wells Fargo Bank Iowa, National Association, as Custodian of the Trust and approving the form of this Agreement ("Appointment Resolutions");

        (D) Information Statement of the Trust, (the "Information Statement");

        (E) A certificate of the secretary of the Trust setting forth the names and specimen signatures of the individuals authorized to act on behalf of the Trust in connection with matters arising hereunder as Authorized Officers; and

        (F) A copy of the Advisor Agreement dated January 1, 2004.

        (G) A copy of the Administrator Agreement dated January 1, 2004.

        (H) A copy of this Custodian Agreement dated January 1, 2004.


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                      ARTICLE II. APPOINTMENT OF CUSTODIAN

        Section 2.1. APPOINTMENT. The Trust hereby appoints Wells Fargo Bank Iowa, National Association, as Custodian of the Trust on the terms and for the period set forth in this Agreement.

        Section 2.2. ACCEPTANCE OF APPOINTMENT. Wells Fargo Bank Iowa, National Association, hereby accepts appointment as Custodian and agrees to perform the services and duties hereinafter set forth for the compensation provided for in
Article VI hereof. In accepting such appointment and agreeing to perform the services and duties hereinafter, the Custodian represents and warrants that it lawfully possesses and exercises fiduciary powers under applicable federal laws or the laws of the State of Iowa, and that it has the resources and expertise to act as the custodian of public funds or any security or document of ownership or title evidencing all funds, moneys, assets, securities, certificates and other investment instruments of whatever nature or kind, including all dividends, interest and income derived therefrom, of the Trust that are delivered to the Custodian and thereafter made subject to this Agreement, and to perform its responsibilities under this Agreement.

                  ARTICLE III. CUSTODY OF CASH AND INVESTMENTS

        Section 3.1. DELIVERY OF INVESTMENTS AND MONEYS. The Administrator will deliver or cause to be delivered to the Custodian all moneys owned by the Trust, including cash received for the allocation and issuance of each series of Units and for the purchase of Permitted Investments through the Fixed Terms Automated Investment Program, at any time during the term of this Agreement. The Custodian will not be responsible for such moneys until actually received by it and fully collected. The Custodian shall execute receipts on behalf of the Trust for cash or other assets delivered to it for the account of the Trust.

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        Section 3.2. CREDITS AND DISBURSEMENTS. The Custodian shall credit to a separate account for each series of Units and for fixed term securities, in the name of the Trust, all moneys received by it for the account of the Trust, and shall disburse the same only:

        (a) In payment for investment instruments purchased by the Trust for each series of Units or by Participants of the Fixed Term Automated Investment Program as provided in Article IV hereof; such payment to be made only on a payment versus delivery basis;

        (b) In payment of distributions to Participants in the Trust for each series of Units and the Fixed Term Automated Investment Program as instructed by the Trust or the Administrator pursuant to the terms of the Administrator Agreement; or

        (c) In payment for fees and expenses of the Trust as authorized by the Trust as directed for payment by the Administrator ; or

        (d) Pursuant to special instructions given by the Trust to the Custodian as authorized by the Trustee, with notice to the Administrator, setting forth the name and address of the person or entity to whom payment is to be made, the amount to be paid, and the purpose for which payment is to be made.

        Section 3.3.  RECEIPT AND SAFEKEEPING OF INVESTMENT INSTRUMENTS AND
MONEYS.

        A. The Custodian shall keep safely in a separate account for each series of Units and for the account of Participants in the Fixed Term Automated Investment Program, the investment instruments and moneys of the Trust and on behalf of the Trust, from time to time receive delivery of certificates for safekeeping and keep such certificates physically segregated at all times from those of any other person. The Custodian shall maintain records of all receipts, deliveries and locations of such investment instruments, together with a current inventory thereof. The Custodian shall conduct periodic inventory assessments (including sampling counts) of certificates representing bonds and other investment instruments held by it under this Agreement in such manner as the Custodian shall determine from time to time to be advisable in order to verify the accuracy of such inventory assessment. With respect to investment


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instruments held by any sub-custodian, the Custodian may rely upon certificates, representations and account statements from such agent; provided, however, that if the Custodian utilizes a sub-custodian or other agent to perform any services in connection with this Agreement the Custodian shall be responsible for the acts or omissions of any sub-custodians or other agent used as though the acts and omissions of any sub-custodian or agent were the acts and omissions of the Custodian. The Custodian will promptly report to the Trust the results of any shortages or discrepancies uncovered in the inventory assessment and take appropriate action to remedy any such shortages or discrepancies.

        B. Custodian shall cause any assets of the Trust to be registered in, or transferred into, the Custodian's name or the name of a nominee or nominees, including but not limited to that of the Custodian, a clearing corporation, or a depository, or in book entry form, or to cause any such asset to be retained unregistered or in a form permitting transfer by delivery, provided that the books and records of the Custodian shall at all times show that such assets of each series of Units and assets held for Participants in the Fixed Term Automated Investment Program are a part of the Trust; and the Custodian shall cause any such asset, or the evidence thereof, to be held by the Custodian, in a depository, in a clearing corporation, in book entry form, or by any other entity or in any other manner permitted by law. The Trust agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its nominee, any investment instruments which it may hold for the account of the Trust and which may from time to time be registered in the name of the Trust.

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        C. Notwithstanding any other provision of this agreement, it is expressly understood and agreed that the Custodian is authorized in the performance of its duties hereunder to use the facilities of the Federal Reserve Bank as a securities depository pursuant to the Federal Reserve Book Entry Deposit System for eligible investment instruments held in the portfolio of each series of units and for the account of Participants in the Fixed Term Automated Investment Program of the Trust. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

        (1) SAFEKEEPING. Investment instruments and any cash of the Trust deposited in the system will at all times be segregated from any assets and cash controlled by the Custodian in other than a fiduciary or custodian capacity. The Custodian will pay out money only upon the receipt of investment instruments and will deliver investment instruments only upon the receipt of money, this practice being commonly known as "delivery versus payment".

        (2) Indemnification. The Custodian is liable to the Trust with respect to investment instruments and cash to which the Trust is entitled, held or received in the Federal Reserve Bank Book Entry System as agent for the Custodian.

        (3) ACCESS TO INFORMATION. All books and records maintained by the Custodian which relate to the Trust's participation in the system will at all times during regular business hours be open to the inspection of the Trust's duly authorized employees or agents, and the Trust will be furnished with all the information in respect of the services rendered to it as it may require.

        Section 3.4. CERTAIN CUSTODY LIMITATIONS. All investment instruments and moneys delivered to the Custodian shall be held or disposed of by the Custodian for the Trust pursuant to the terms of this Agreement. The Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such investment instruments, except pursuant to the terms of this Agreement or the written directions of the Trust and only for the account of the Trust as set forth in this Agreement. The Trust's claim to such investment instruments and moneys shall be based on a right of possession in specific property and not as a general creditor of the Custodian.

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        Section 3.5. CERTAIN DUTIES REGARDING INVESTMENT INSTRUMENTS. Unless
otherwise specifically instructed to the contrary by a certificate of the Trust delivered to the Custodian on behalf of the Trust, the Custodian shall, with respect to all investment instruments and moneys held by it for the Trust:

        (a) Promptly collect any and all income due or payable;

        (b) Promptly present for payment and collect the amount payable upon all investment instruments which may mature or be called, redeemed, or retired, or otherwise become payable;

        (c) Execute, as Custodian, any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect; and

        (d) Hold for the account of the Trust all warrants, rights and similar instruments issued with respect to any investment instruments held by it hereunder.


        Section 3.6. CERTAIN ACTIONS. Upon receipt of a Certificate delivered to the Custodian by the Trust, and not otherwise, the Custodian shall:

        (a) Execute and deliver to such person as may be designated in such Certificate, consents, authorizations, and any other instruments whereby the authority of the Trust as owner of any investment instruments may be exercised;

        (b) Deliver any investment instruments held for the Trust in exchange for other investment instruments or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any person, or the exercise of any conversion privilege;

        (c) Deliver any investment instruments held for the Trust to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any person, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery; and

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        (d) Make such transfers or exchanges of the assets of the Trust, and take such other steps, as shall be stated in said Certificate to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Trust.

        Section 3.7. MONTHLY REPORTS. The Custodian shall prepare and furnish to the Administrator ,the Advisor, and the Trust, no later than the fifteenth
(15th) Iowa banking day of each month: (I) a list of the Trust assets in its custody as of the last day of the preceding month, and (ii) a statement of the Trust's transactions during the preceding month.

        Section 3.8. ANNUAL REPORT. The Custodian annually shall provide the Trust with the annual audited financial statements of its parent corporation, Wells Fargo & Company and related report on the internal control structure, together with the report of the independent auditors with respect thereto; provided, however, that if the Custodian does not have an annual audit or internal control report prepared specifically for its operations, the Custodian may provide copies of the audited financial statements and report of independent auditors with respect thereto for Wells Fargo & Company and the report on internal control structure for trust operations prepared for Wells Fargo Bank Minnesota in satisfaction of this Section 3.8.

        Section 3.9. ACCESS TO INFORMATION. All records of investment transactions, documentation, orders or reports (whether in written or machine readable form) relating to this Agreement and the services provided hereunder, regardless of who performed the services, shall be considered records of the Trust, its employees and its designees. To the extent records are maintained by others, the Custodian shall obtain from the other person an identical right to examination and inspection of the records and to obtain the information and records upon request of the Trust and to enforce its rights in order to obtain any records held by another person. The Custodian shall make all such records available upon the responsible request for inspection and audit by the Trust, its employees or designees, and shall allow these records or excerpts of these records to be examined and, copied to facilitate the audit or to comply with public records requirements.

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        Section 3.10. OTHER REPORTS. The Custodian shall advise the Trust in writing immediately upon the occurrence of any one of the following events:

        (i) Receipt by the Custodian or Wells Fargo Bank Minnesota of a communication from an independent auditor or the Auditor of State or any regulatory authority of the existence of a material weakness in the internal control structure of Custodian or of Wells Fargo Bank Minnesota, or regulatory orders or sanctions against the Custodian or Wells Fargo Bank Minnesota with regard to the type of services being performed under this Agreement;

        (ii) Receipt by the Custodian of notice of a downgrading in the rating given by a national rating service to any outstanding debt security of Custodian or its parent corporation; or

        (iii) Filing of an action by a governmental authority, commencement of an administrative proceeding, or initiation of litigation by a third party which alleges a violation by Custodian or Wells Fargo Bank Minnesota of any federal, state or local law governing its trust operations or custodial services.

To facilitate the performance of its obligations under this paragraph, the Custodian shall establish and maintain internal communications policies and procedures between itself, Wells Fargo Corporation, and Wells Fargo Bank Minnesota, sufficient in scope and practice to ensure that the Custodian is properly and timely informed of the occurrence of any of the foregoing events. In providing the foregoing information, however, the Custodian does not concede that it is serving under this Agreement as an "investment entity" or "investment professional" within the meaning of Iowa Code section 11.2.

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                   ARTICLE IV. PURCHASE AND SALE OF INVESTMENT
                            INSTRUMENTS BY THE TRUST

        Section 4.1. PURCHASES; WRITTEN DIRECTION OF THE ADVISOR. Promptly upon each purchase of an investment instrument by the Trust, the Advisor on behalf of the Trust shall cause to be delivered to the Custodian oral instructions (promptly confirmed thereafter in writing) or a Certificate specifying with respect to each such purchase:

        (a) the name of the issuer and the title of the investment instrument;

        (b) the principal amount purchased and accrued interest thereon, if any;

               (c) the date of purchase and settlement;

               (d) the purchase price per unit;

               (e) the total amount payable upon such purchase; and

        (f) the name of the person from whom or the broker or dealer through whom the purchase was made.

        The Custodian shall receive all investment instruments purchased by or for the Trust from the persons through or from whom the same were purchased, and upon receipt thereof shall pay, out of the moneys held for the account of the Trust, the total amount payable upon such purchase as set forth in such oral instructions and as shown on such Certificate provided that the same conforms to the total amount payable described by such oral instructions from the Advisor or shown on such Certificate. The Custodian shall obtain possession of any and all investment instruments that are the subject of or underlying obligations for any repurchase agreement.

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        Section 4.2. SALES. Promptly upon each sale of an investment instrument by the Trust, the Advisor on behalf of the Trust shall deliver to the Custodian oral instructions (promptly confirmed thereafter in writing) or a Certificate specifying with respect to each such sale:

        (a) the name of the issuer and the title of the investment instrument;

        (b) the principal amount sold and accrued interest thereon, if any;

               (c) the date of sale;

               (d) the sale price per unit;

        (e) the total amount payable to the Trust upon such sale; and

        (f) the name of the broker or dealer through whom or the person to whom the sale was made.

        The Custodian shall transfer the investment instrument thus designated to the broker or dealer or other person described by such oral instructions of the Advistor or named in such Certificate upon receipt of the total amount payable to the Trust in connection with the settlement of such transaction, provided that the same conforms to the total amount payable to the Trust shown in such oral Advisor's instructions and as shown on such Certificate with respect to such sale. The Custodian may accept payment in such form as shall be satisfactory to it, and may deliver investment instruments and arrange for payment, in accordance with the customs and usages prevailing among brokers and dealers in investment instruments of similar tenor and type. No Assets may be delivered out of the account of the Trust without full payment (i.e., no "free deliveries" shall be permitted). Under no circumstances shall the Advisor instruct the Custodian to deliver, transfer or move any of the Assets to another account, location or entity.

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        Section 4.3. CONFORMANCE MONITORING. Prior to giving the Custodian any instructions regarding the purchase of securities for the Trust, the Custodian shall review such purchase or form of investment to determine that such investment is in conformance with the most recent written investment policies of the Trust, of which the Custodian has been given notice. If any investment is considered in nonconformance with such policies, the Custodian shall give immediate notice to the Trust.

                       ARTICLE V. FUNDS TRANSFER SERVICES

        Section 5.1. PROTOCOLS. The Custodian shall service and maintain a Federal Reserve Wire Transfer System, an Automated Clearinghouse Debit System, and a checking system and provide certain other fund transfer services in conjunction with its duties described herein.

                   ARTICLE VI. COMPENSATION, FEES AND EXPENSES

        Section 6.1. COMPENSATION, FEES AND EXPENSES. The Custodian shall be entitled to receive, and the Trust hereby agrees to pay to the Custodian, such compensation as may be agreed upon from time to time between the Custodian and the Trust. The schedule of compensation to be paid to the Custodian shall be that set forth in Exhibit A attached hereto and made a part hereof. The Trust shall indemnify the Custodian pursuant to Section 2.19 of the Declaration for any loss incurred by the Custodian resulting from the purchase by the Trust of an investment security for the purchase of which the Trust did not have sufficient funds at the time of such purchase.

                      ARTICLE VII. CONCERNING THE CUSTODIAN

        Section 7.1. ACTUAL RECEIPT. The Custodian shall not be liable for, or considered to be the Custodian of, any moneys represented by any check, draft, or other instrument for the payment of moneys received by it on behalf of the Trust, until the Custodian actually receives such moneys, in immediately available funds.

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        Section 7.2. COLLECTION. The Custodian is not under any duty or obligation to take action to effect collection of any amount, if the investment instruments upon which such amount is payable are in default, or if payment to the Custodian is refused after due demand or presentation, unless and until: (A) it is directed to take such action in a Certificate signed on behalf of the Trust, and (B) the Custodian is assured to its satisfaction of reimbursement of its costs and expenses in connection with any such action.

        Section 7.3. SUB-CUSTODIANS. The Custodian shall not appoint any Sub-Custodians, other than affiliates of the Custodian, except upon terms and conditions approved in writing by the Trust prior to such appointment; provided, however, that the Trust hereby consents to the use of nominees in the manner set forth in Section 3.3 hereof.

        Section 7.4. RELIANCE. The Custodian is entitled to rely upon any Certificate, notice, or other instrument in writing received by the Custodian and believed in good faith by the Custodian to be genuine. The Custodian is entitled to rely upon any oral instructions received by the Custodian from an Authorized Officer believed by the Custodian in good faith to be genuine and to have been given by such Authorized Officer and which are consistent with the policies and procedures of the Trust of which the Custodian has notice. The Trust agrees to forward, or cause to be forwarded, to the Custodian written evidence of such instructions by mailing on the same day a letter in the form of a Certificate. The Trust agrees that the fact that such confirming letters are not received by the Custodian shall in no way affect the validity of the transactions or the enforceability of the transactions thereby authorized by the Trust. The Trust agrees that the Custodian shall incur no liability to the Trust in acting in good faith upon oral instructions given to the Custodian hereunder concerning such transactions, provided such instructions reasonably appear to have been received from an Authorized Officer and are consistent with the policies and procedures of the Trust of which the Custodian has notice.

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        Section 7.5. CONSULTATION WITH COUNSEL. The Custodian may consult with reputable and experienced legal counsel (who may be counsel to the Trust) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection in respect of any action taken or omitted by the Custodian in good faith and in accordance with such opinion.

        Section 7.6. EQUITY. The Custodian represents and warrants to the Trust that it has capital, surplus, and retained earnings in the aggregate in excess of $25,000,000.

                     ARTICLE VIII. LIMITATIONS OF LIABILITY.

        Section 8.1. TRUST'S LIABILITY LIMITATION. The Trust has been created pursuant to the Declaration, a copy of which has been delivered to the Custodian. Reference is hereby made to Article V of such Declaration which contains certain provisions limiting the liability of the Trustees, Participants, Officers, employees and agents of the Trust. The obligations of the Trust created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, Participants, Officers, employees or agents of the Trust, and only that portion of the Trust Property necessary to satisfy the obligations of the Trust arising hereunder shall be bound or affected by the operation of this Agreement. When dealing with third parties on behalf of the Trust, the Custodian shall include such recitals in written documents as may be reasonably requested by the Trust pursuant to the provisions of the Declaration regarding the limitation of liabilities of the Trustees, Participants, Officers, employees and agents of the Trust to the third parties.


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The Custodian assumes only those duties and obligations expressly identified herein. It specifically assumes no responsibility for the management, investment or reinvestment of the assets of the Trust. All investments shall be made in accordance with the Investment Policy of the Trust and the laws of the State of Iowa, as then in effect.

        In all events, the Custodian shall exercise the standard of care expected of a prudent professional custodian of public funds in holding, maintaining and servicing the assets under this Agreement.

        Section 8.2. INDEMNIFICATION. The Custodian will indemnify, hold harmless, and protect the Trust against any damages, claims, liability, and costs, including attorneys' fees, proximately caused by the Custodian's negligent error or omission in the performance of any professional services within the responsibility of the Custodian or to any breach of duty or obligation assumed by or required by the Custodian under the terms of this Agreement.

        Section 8.3. The Custodian assumes only those duties and obligations expressly identified herein. It specifically assumes no responsibility for the management, investment or reinvestment of the assets of the Trust. The responsibility for the proper and timely management, investment and reinvestment of those assets shall be that of the Trust, the Administrator, and the Advisor.

        The Custodian shall not be liable for any action taken or neglected to be taken by it in good faith in the exercise of reasonable care and believed by it to be within the discretion or power conferred upon it by this agreement, nor shall the Custodian be responsible for the consequences of any error of judgment unless negligent or lacking in good faith; and the Custodian shall not be answerable except for its own action, neglect or default, nor for any loss unless the same shall have been through the negligence or want of good faith by the Custodian. To the extent authorized by law, the Trust will indemnify the


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Custodian for, and hold it harmless against, any liability incurred by the
Custodian for which it is not answerable pursuant to this Agreement including costs and expenses incurred (including attorneys fees) as a result of any claim of liability.

                       ARTICLE IX. INSURANCE REQUIREMENTS

        Section 9.1. The Custodian shall purchase and maintain such insurance as will protect the Custodian from claims which may arise out of or result from the Custodian's operations under this Agreement, whether such operations be by the Custodian or by any sub-contractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable. At its own expense, Custodian shall maintain at all times during the existence of this Agreement and keep in full force and effect a fidelity bond and hazard insurance. All such insurance shall be in amounts, with standard coverage and subject to standard deductibles, all as is customary for insurance typically maintained by institutions which act as securities custodian. A certificate of insurance shall be furnished to the Trust upon request, stating that such insurance is in full force and effect.

        A. Claims under Workers' Compensation, disability benefit, and other similar employee benefit acts.
        B. Claims for damages because of bodily injury, occupational sickness or disease, or death of the Custodian's employee.
        C. Claims for damages because of bodily injury, sickness or disease, or death of any person other than Custodian's employee.

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        Section 9.2   The insurance to be maintained by Custodian shall be
written as follows:

        A. Workers' Compensation and Employers Liability Insurance as prescribed by Iowa law minimum limits shown below covering Employers Liability:

                      Bodily Injury by accident          $500,000 each accident
                      Bodily Injury by disease           $500,000 each accident
                      Bodily Injury by disease           $500,000 policy limit

        B. Commercial General Liability Insurance Combined Single Limits shown below covering Bodily Injury, Property Damage and Personal
               Injury:
                      General Aggregate Limit                 $2,000,000
                      Products-Completed Operations
                             Aggregate Limit                  $2,000,000
                      Personal and Advertising Injury Limit   $1,000,000
                      Each Occurrence Limit                   $1,000,000
                      Fire Damage Limit (for any one fire)    $   50,000
                      Medical Damage Limit (any one person)   $    5,000

        C. Automobile Liability insurance, covering all owned, non-owned, hired and leased vehicles with a minimum combined single limit for Bodily Injury and Property Damage of $1,000,000 per accident. Insurance must include Contractual Liability.

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        D.     Bankers Professional Liability Insurance covering activities of this Agreement.

               Limit: Minimum of $25,000,000 each claim
                                 $25,000,000 aggregate

               Retention per loss: $3,500,000

               This insurance must include the following features:

               1.     Coverage for all premises and operations.

               2.     Personal and Advertising Injury.

               3.     Operations by independent service providers.

               4.     Contractual Liability coverage.

               5. Coverage for property damage underground or damage by explosion or collapse (XCU).

               6. Umbrella/Excess Insurance - At Custodian's option, the limits specified in this Agreement may be satisfied with a combination of primary and Umbrella/Excess Insurance.

               7. Additional Insured - The Custodian will include the Trust as additional insured on all policies except Worker's Compensation and Bankers Professional Liability as respects all work performed under this Agreement.

               8. Insurance Certificates - Each policy noted above shall be issued by an insurance company authorized to write such insurance in the State of Iowa and shall be reasonably acceptable to the Trust. These insurance policies shall not be cancelled without at least 10 days prior written notice to the Trust. A properly executed Certificate of Insurance showing evidence of these insurance requirements shall be delivered to the Trust prior to the commencement of work.

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

        E. Subrogation. To the extent that such insurance is in force and collectible and to the extent permitted by law, the Trust and Custodian each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall apply to damage to Custodian's equipment, tools, and other personal property as well as automobiles. A WAIVER OF SUBROGATION is also required as respects the Custodian's Workers Compensation insurance.

                       ARTICLE X. DURATION AND TERMINATION

        Section 10.1. TERM OF AGREEMENT. This Agreement, unless sooner terminated as provided in Section 10.2 or 10.3 hereof, shall continue until midnight December 31, 2006. The fee schedules contained in attached Exhibit A may be adjusted, with the mutual consent of the Trust and the Custodian as may be permitted by Exhibit A.

        Section 10.2. EARLY TERMINATION. Notwithstanding the provisions of the preceding Section 10.1, this Agreement may be terminated by either the Custodian or the Trust at any time, without the payment of any penalty upon sixty (60) days written notice to the other party.

        Section 10.3. TERMINATION ON ASSIGNMENT. This Agreement shall automatically and immediately terminate without notice or penalty in the event of its assignment by any party hereto without the giving of prior written consent to such assignment by the other party hereto.

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

                            ARTICLE XI. MISCELLANEOUS

        Section 11.1. CERTIFICATES. The term "Certificate" shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian signed by an Authorized Officer on behalf of the Trust.

        Section 11.2.  AUTHORIZED OFFICERS.

        A. The term "Authorized Officer" shall be deemed to include the chair of the Trust, the vice-chair, the secretary, the treasurer, and any assistant secretary or assistant treasurer, or any other person or persons duly authorized by the Trustees acting within the scope of their authority, this Agreement, and the policies and procedures of the Trust to execute any certificate, instruction, notice or other instrument on behalf of the Trust, or to deliver oral instructions on behalf of the Trust pursuant to this Agreement and the policies and procedures of the Trust. The term shall include such authorized representatives of the Administrator and the Advisor who shall be designated as Authorized Officers by the Trust.

        B. The Trust agrees to furnish to the Custodian a new Certificate in similar form to that delivered pursuant to Section 1.01(e) hereof in the event that Authorized Officer ceases to be an Authorized Officer (or an authorized representative of the Administrator and the Advisor designated by the Trust as constituting Authorized Officers with respect hereto), or in the event that other or additional Authorized Officers (or designated authorized representatives) are elected or appointed. Until a new Certificate is received, the Custodian is fully protected in acting under the provisions of this Agreement and the policies and procedures of the Trust of which the Custodian has notice upon the oral instructions or signatures of the present Authorized Officers (including designated or authorized representatives) as set forth in said Certificate or upon oral instructions or the signatures of the present Authorized Officers (including designated authorized representatives) as set forth in a subsequently issued Certificate.

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

        Section 11.3. CONFIRMATION OF ORAL INSTRUCTIONS. Notwithstanding anything to the contrary herein contained, whenever oral instructions are permitted or required under this Agreement, such oral instructions shall be immediately confirmed in writing (by mail, courier, telegram, telecopy, telex, or similar means) to be received as promptly as practicable, but, in any event, no later than the next Iowa banking day.

        Section 11.4. AMENDMENTS. This Agreement shall not be modified or amended without the consent of each party hereto, which consent must be evidenced by an instrument in writing executed by each party hereto, or by their respective successors or permitted assigns.

        Section 11.5. CAPTIONS. The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

        Section 11.6. SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or decision of a court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

        Section 11.7. BINDING EFFECT. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

        Section 11.8. NOTICES. Notices (other than Certificates) or consents of any kind required or permitted under this Agreement shall be in writing and deemed delivered if delivered in person or if mailed by certified mail, return receipt requested, postage prepaid, or telegraphed to the appropriate party as follows:

        If to the Trust:

        Iowa Public Agency Investment Trust
        c/o Edgar H. Bittle
        Ahlers & Cooney, P.C.
        100 Court Avenue, Suite 600
        Des Moines, Iowa  50309

        If to the Administrator or Advisor

        Investors Management Group, Ltd.
        1415 28th Street, Suite 200
        West Des Moines, Iowa 50266
        Attention:  Mark A. McClurg

        If to the Custodian:

        Wells Fargo Bank Iowa, National Association
        Investment Management and Trust Department
        666 Walnut, P.O. Box 837
        Des Moines, Iowa 50304
        Attention:  Vice President, Custody Services

or at such other address or to the attention of such other individual as shall be specified by the respective parties by written notice.

        Section 10.9. ENTIRE AGREEMENT. This Agreement and the documents delivered pursuant hereto pursuant to Section 1.1, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

        Section 10.10. APPLICABLE LAW. This Agreement has been executed in the State of Iowa and the laws of the State of Iowa shall govern the construction of this Agreement and the rights and remedies of the respective parties hereto.

        Section 10.11. ENFORCEMENT AND WAIVER. Each party has the right at all times to enforce the provisions of this Agreement in strict accordance with the terms, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of a party hereto at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the respective parties hereto are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. Section 10.12. AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by the parties hereto and constitutes a legal, valid and binding obligation of such parties, enforceable in accordance with its terms. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal.

        Section 10.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which is deemed to be an original, but all of which together constitute but one and the same instrument.

        Section 10.14. EFFECTIVENESS. This Agreement shall take effect January 1, 2004.

        Section 10.15. COMPLIANCE WITH LAWS. Custodian agrees to comply with all applicable federal laws and regulations and all applicable laws and administrative rules of the State of Iowa, including all amendments to laws, regulations and rules adopted following the execution and delivery of this Agreement at any time during the term hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the ________ day of _________________, 2003.
                                    IOWA PUBLIC AGENCY INVESTMENT TRUST


                                    By ____________________________________
                                      Chair

Attest:

__________________________________
Secretary




                                    WELLS FARGO BANK IOWA, NATIONAL ASSOCIATION, as Custodian



                                    By ____________________________________
                                            Vice President

Attest:


__________________________________

                                    EXHIBIT A


                      SCHEDULE OF COMPENSATION OF CUSTODIAN



        The annual Custodian fee shall be payable monthly and computed at an annual rate equal to .050% of the Trust's average daily assets up to $150 million.

        If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $150 million but less than $300 million, the fee shall be .045% of the Trust's average daily assets for that amount in excess of $150 million for that Portfolio. If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $300 million, the fee shall be .040% of the Trust's average daily assets for that amount in excess of $300 million for that Portfolio.

        The annual fee for operating the Fixed Term Automated Investment Program will be 10.20% of the fee collected on securities purchased through the Fixed Term Automated Investment Program in accordance with the schedule of fees approved by the Trustees, the Administrator, Advisor, and the Custodian. Such fee will be paid by Participants from earnings on the amount invested pursuant to the Fixed Term Automated Investment Program.

        Subject to the foregoing, the fee shall be computed daily and paid monthly.

        The fee may be modified upon the mutual agreement of the parties to this Agreement in writing.


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